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                                                                      EXHIBIT 10

[Dillon, Read & Co. Inc. Letterhead]

                                                         [535 Madison Avenue
                                                       New York, New York 10022
                                                            212-906-7000]

                                                                          [LOGO]

                                                              September 27, 1994

Board of Directors
Pro-Fac Cooperative, Inc.
90 Linden Place
Rochester, New York 14603

Gentlemen:

     You have advised us of your intention to form a subsidiary to enter into an agreement to acquire Curtice-Burns Foods, Inc. (the 'Acquired Business'). You have retained us to assist you in raising a portion of the funds required to consummate the acquisition of the Acquired Business (after giving effect to the proposed contribution of your assets, the 'Transaction') through the sale or placement of up to $160 million aggregate principal amount of senior subordinated debt securities (the 'Subordinated Debt') to be issued by the Acquired Business and to be guaranteed on a senior subordinated basis by you. We understand that the sources of financing for the Transaction and related costs and expenses will be bank financing from the Springfield Bank for Cooperatives ('Springfield Bank') of approximately $200 million and the Subordinated Debt. We also understand that Springfield Bank will provide a seasonal working capital facility of up to $86 million. You have advised us that you or your members will contribute not less than $10 million in equity to the Acquired Business during the current fiscal year of the Acquired Business. You have also advised us that following the Transaction the Acquired Business will have no indebtedness for

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[LETTERHEAD DILLON, READ & CO. INC.]

money borrowed other than as set forth in the preceding sentences.

     We are pleased to inform you that, based upon current market conditions, we are highly confident of our ability to sell or place the Subordinated Debt in connection with the Transaction. The structure, convenants, and terms of the Subordinated Debt, including the coupon, will be determined by Dillon, Read & Co. Inc. in consultation with you (to be mutually acceptable to both parties) based on market conditions at the time of the sale or placement and on the structure and documentation of the Transaction. Our ability to consummate the sale or placement of the Subordinated Debt is subject to: (i) there not having occurred any material adverse change in your financial condition, results of operations, businesses or prospects or that of the Acquired Business since June 25, 1994, (ii) the terms and structure of the Springfield Bank or any other financing for the Transaction being acceptable to us and the execution of documentation relating thereto satisfactory in form and substance to us (and we confirm that the terms and structure substantially as set forth in the commitment letter dated September 2, 1994 and amended on September 16, 1994 from Springfield Bank, previously reviewed by us, are acceptable to us on a preliminary basis), (iii) the receipt of all necessary governmental, regulatory or third party approvals or consents in connection with the Transaction and the absence of any pending or threatened litigation which could jeopardize the offering of the Subordinated Debt, (iv) the execution and delivery of documentation for the Transaction and related transactions in form and substance satisfactory to us and such documentation being in full force and effect, (v) agreement on the terms of the Subordinated Debt including coupon, and the negotiation and execution of satisfactory documentation with respect to the Subordinated Debt and the offering and sale thereof, (vi) our continuing due diligence investigation not having disclosed any facts that would alter our current view with respect to all aspects of your business and the Acquired Business, including, without limitation, the financial condition, results of operations, prospects and environmental liabilities of your business and the Acquired Business (including solvency), (vii) the availability of audited (the reports with respect to which shall be unqualified) and

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[LETTERHEAD DILLON, READ & CO. INC.]

unaudited historical financial statements of your business and the Acquired Business (including pro forma financial statements) as required by any state and federal securities laws applicable to registration statements, reports and other documents filed thereunder and a private placement memorandum and/or prospectus and auditor's comfort letter in respect thereof, in each case, acceptable to us,
(viii) no change or proposed change in United States law having occurred that could reasonably be expected to adversely affect the economic consequences, including the tax treatment, that you or any of your subsidiaries contemplate deriving from the Transaction, (ix) our having reasonable time to market the Subordinated Debt, based on our experience in comparable transactions, (x) there being satisfactory market conditions at the time of offering and (xi) the cooperation of the management of the Acquired Business in marketing the Subordinated Debt.

                                          Very truly yours,
                                          Dillon, Read & Co. Inc.

                                          By:              /s/ Robert H. Hotz
                                             ...................................
                                            Name: Robert H. Hotz
                                            Title: Managing Director

Agreed and Accepted:

Pro-Fac Cooperative, Inc.

By:                 /s/ Roy A. Myers
     .................................
    Name: Roy A. Myers
    Title:General Manager